                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                          MICROSTRATEGY INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  594972 10 1
                        ------------------------------
                                 (CUSIP Number)

                                 June 10, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 5 Pages

----------------------
CUSIP NO.  594972 10 1
----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eduardo S. Sanchez

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Argentina

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            433,608

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             433,608

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      433,608
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.73%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------


                               Page 2 of 5 Pages

Item 1(a).   Name of Issuer
----------   --------------
             MicroStrategy Incorporated

Item 1(b).   Address of Issuer's Principal Executive Offices
----------   -----------------------------------------------
             8000 Towers Crescent Drive
             Vienna, VA 22181

Item 2(a).   Name of Person Filing
----------   ---------------------
             Eduardo S. Sanchez

Item 2(b).   Address of Principal Business Office or, if none, Residence
----------   -----------------------------------------------------------
             70 Fern Bank Road, Ascot, Berkshire
             SL5 8HE, UK

Item 2(c).   Citizenship
----------   -----------
             Argentina

Item 2(d).   Title of Class of Securities
----------   ----------------------------
             Class A Common Stock

Item 2(e).   CUSIP Number
----------   ------------
             594972 10 1

Item 3.      If this statement is filed pursuant to (S)(S)240.13d-1(b) or
-------      ------------------------------------------------------------
             240.13d-2(b) or (c), check whether the person filing is a:
             ----------------------------------------------------------

             (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

             (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

             (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


                               Page 3 of 5 Pages

        (e) [_] An investment adviser in accordance with (S)240.13d-1(b)(1)(ii)(E);

        (f) [_]  An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g) [_]  A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(e), check this box.
            [_]

Item 4. Ownership.
------  ---------
        (a)   Amount beneficially owned:                443,608 shares

        (b)   Percent of class:           5.73%

        (c)   Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote:         443,608

        (ii)  Shared power to vote or to direct the vote:

        (iii) Sole power to dispose or to direct the disposition of:  443,608

        (iv)  Shared power to dispose or to direct the disposition of:


Item 5. Ownership of Five Percent or Less of a Class.
------  --------------------------------------------
        Not applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person.
------  ---------------------------------------------------------------
        Not applicable


                               Page 4 of 5 Pages

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------  ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company.
         -------------------------------------------------------------
         Not applicable


Item 8.  Identification and Classification of Members of the Group.
-------  ----------------------------------------------------------
         Not applicable


Item 9.  Notice of Dissolution of a Group
-------  ----------------------------------
         Not applicable


Item 10. Certification
-------  ---------------
         Not applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 16, 1999
                                              ----------------------------------
                                                            Date

                                                /s/ Eduardo S. Sanchez
                                              ----------------------------------
                                                          Signature

                                                    Eduardo S. Sanchez
                                              ----------------------------------
                                                          Name/Title



                               Page 5 of 5 Pages